Exhibit 99.1
Clear Channel Announces Preliminary Results of and Amendment to its Tender Offer for
7.65% Senior Notes due 2010
San Antonio, TX, December 9, 2008. Clear Channel Communications, Inc. (“Clear Channel”) announced today that it has received tenders of $239,902,000 aggregate principal amount of 7.65% Senior Notes due 2010 (CUSIP No. 184502AK8) (the “Notes”) pursuant to Clear Channel’s previously announced tender offer for the Notes (the “2010 Notes Offer”).
Clear Channel also announced today that it is amending the 2010 Notes Offer so that Clear Channel is now offering to purchase any and all outstanding Notes for total consideration of $650 per $1,000 principal amount of such Notes accepted for purchase, plus accrued and unpaid interest on such Notes up to, but not including, the settlement date. The 2010 Notes Offer originally contemplated the purchase of up to $200,000,000 aggregate principal amount of Notes, and the total consideration was to be determined pursuant to a modified “Dutch auction,” to be set at an amount not less than $500 nor greater than $650 per $1,000 principal amount.
Clear Channel also announced that it has extended the early participation date for the Notes from 5:00 p.m., New York City time, on December 8, 2008 to 8:00 a.m., New York City time, on December 23, 2008 (the “Early Participation Date”). Holders of the Notes who validly tender their Notes at or prior to the Early Participation Date will be eligible to receive the tender offer consideration of $640 per $1,000 principal amount of Notes plus the consent payment of $10 per $1,000 principal amount of Notes, in addition to accrued and unpaid interest on such Notes up to, but not including, the settlement date.
The withdrawal date relating to the 2010 Notes Offer occurred at 5:00 p.m., New York City time, on December 8, 2008. Notes previously tendered and Notes that are tendered after the date hereof may not be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by Clear Channel). The 2010 Notes Offer will expire at 8:00 a.m., New York City time, on December 23, 2008, unless terminated or extended.
Clear Channel intends to fund payment for the Notes purchased in the 2010 Notes Offer with the second of three borrowings permitted to be drawn under its existing delayed draw term loan facility to purchase, redeem or repay the Notes. The 2010 Notes Offer is conditioned on the satisfaction of certain customary conditions. The 2010 Notes Offer is not conditioned on financing. Subject to applicable law, Clear Channel may also terminate the 2010 Notes Offer at any time before the expiration date in its sole discretion.
Clear Channel has retained Citi to act as the dealer manager for the 2010 Notes Offer. Global Bondholder Services Corporation is the information agent and depositary for the 2010 Notes Offer. Questions regarding the 2010 Notes Offer should be directed to Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only) or (866) 873-7700 (for all others toll-free).
This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the Notes. The 2010 Notes Offer is being made solely pursuant to the applicable offer to purchase and related documents. The 2010 Notes Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the 2010 Notes Offer to be made by a licensed broker or dealer, the 2010 Notes Offer will be deemed to be made on behalf of Clear Channel by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Clear Channel Communications, Inc., headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio stations and outdoor displays in various countries around the world.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel does not undertake any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Clear Channel Communications, Inc.
Investor Relations Department, 210-822-2828